[CAL DIVE LOGO]

                                                                   PRESS RELEASE

                                                                 www.caldive.com


Cal Dive International, Inc. o 400 N. Sam Houston Parkway E., Suite 400
o Houston, TX 77060-3500 o 281-618-0400 o Fax: 281-618-0505

FOR IMMEDIATE RELEASE                                                     02-003
                                                      CONTACT: JIM NELSON
DATE: FEBRUARY 18, 2002                               TITLE:   VICE CHAIRMAN


           CAL DIVE REPORTS FOURTH QUARTER AND RECORD ANNUAL EARNINGS

HOUSTON, TX - Cal Dive International, Inc. (Nasdaq: CDIS) reported fourth quarter net income of $5.4 million or 16 cents per diluted share. A year ago net income of $8.8 million benefited from natural gas prices that were nearly 60% higher. Fourth quarter revenues of $68.3 million increased by 33% as Subsea and Salvage Contracting revenues doubled, offsetting a 64% decline in gas and oil sales.

Owen Kratz, Chairman and Chief Executive Officer of Cal Dive, stated, "Full utilization of our dynamically positioned vessels confirms the decision to essentially double the capacity of the CDI Deepwater fleet. A highlight of the fourth quarter was entry into the Trinidad market. Work there and in Mexican waters represented 20% of fourth quarter Contracting revenues. "

Twelve-month revenues of $227.1 million were $46 million or 25% above the prior year with all of that improvement coming in Contracting activity. The DP fleet provided revenue of just under $80 million in contrast to $51 million a year ago, with the incremental $29 million coming from work in Mexico and Trinidad. Earnings of $28.9 million represent an all-time record for CDI and were 24% better than 2000 results. Diluted earnings per share of 88 cents compares to 72 cents in the prior twelve-month period.

Mr. Kratz continued: "I am proud of our ability to again deliver a 12% return on capital employed even as excess vessel capacity has resulted in our peer group reporting significantly lower returns. The countercyclical strategy which differentiates CDI from our GOM offshore construction peers was particularly evident in establishing an earnings record in 2001: High commodity prices in the first half of the year enabled the gas and oil operations of ERT to contribute over 60% of consolidated profitability. In the second half, Subsea and Salvage Contracting stepped up to the plate, delivering almost 80% of our bottom line. We expect this strategy to continue in 2002 as Contracting revenues accelerate while low commodity prices enable ERT to reload its property base with acquisitions."

Cal Dive International, Inc., headquartered in Houston, TX, is an energy service company specializing in well operations and subsea construction. CDI operates a fleet of technically advanced marine construction vessels and robotics and conducts salvage operations in the Gulf of Mexico. Energy Resource Technology, Inc., a wholly owned subsidiary, acquires and operates mature and non-core offshore oil and gas properties.

                                                                        APPENDIX


                 DISCLOSURE OF FIRST QUARTER AND 2002 ESTIMATES


This narrative sets forth current estimates of operating and financial data for the first quarter and year ending December 31, 2002. All of the assumptions upon which these estimates are based constitute FORWARD LOOKING STATEMENTS within the meaning of Section 27 A of the Securities Act of 1933, Section 21 E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Although we believe that these forward looking statements are based on reasonable assumptions, a number of factors could affect the future results of the Company or the offshore oilfield industry generally, and could cause actual results to differ materially from those estimated. Those factors are set forth in more detail in our 10-K Annual Report filed with the Securities and Exchange Commission, to which the reader is referred.

FIRST QUARTER

     o VESSEL AVAILABILITY: The Cal Diver II and Barge I will undergo regulatory inspections during the quarter. The newly acquired Eclipse should be available for service March 1, after completion of a significant upgrade program: installation of the saturation diving system, upgrade of the DP system to DP-2 standards and restoration of the ballast system.

     o WEATHER CONDITIONS: Winter weather in the Gulf of Mexico typically restricts vessel utilization, particularly for vessels that work on the OCS.

     o CONTRACTING REVENUES: Expected in a range of $40 million to $45 million, with $8 million to $10 million provided by the newly acquired Canyon Offshore. The backlog for our DP fleet is $20 million in Q1 with the most significant work being the ongoing Boomvang/Nansen project, subsea tie-ins for Shell Equilon and the winter coring campaign with Alliance partner Fugro.

     o   GAS & OIL PRODUCTION: 2.5 to 2.9 BCFe, basically comparable to Q4.

     o MARGINS: Consolidated margins are expected to be in line with the 21% of Q4 due to the low-margin Nansen/Boomvang work carried into January and to the impact of low commodity prices on ERT operations.

     o SG&A: Should run between $6.0 million and $6.5 million, with $1.0 million attributable to the addition of Canyon Offshore.

     o   TAX RATE: 35%, consistent with prior quarters.

     o   SHARES OUTSTANDING: 33.0 million to 33.3 million fully diluted shares.

     o EPS: Diluted earnings per share are projected in a range of 11 to 15 cents, down slightly from Q4 in keeping with the seasonal weather patterns.

     o SEASONALITY: Vessel utilization is historically low during the first quarter due to winter weather conditions. In addition, customers finalize capital budgets, solicit and award bids for construction projects during the first two quarters, typically leading to commencement of construction activities during the second and third quarters. Gas and oil revenues, which have mitigated the seasonal impact of contracting operations in the past two years, will not be of much help given low commodity prices in 2002. As a result, we expect that 60% to 70% of 2002 earnings will fall in the second half of the year.

     YEAR 2002

     o VESSEL AVAILABILITY: There are no major (drydock) regulatory inspections other than the two scheduled for the first quarter (Cal Diver II and Barge I). In addition to the Eclipse commencing operations March 1, both the Q4000 and Intrepid (formerly Sea Sorceress) should be placed into service during Q2.

     o BACKLOG: The spot market nature of the GOM is such that Cal Dive historically has not tracked backlog. However, three large awarded projects (Bombax in Trinidad, Nansen/Boomvang and Shell Nakika) have resulted in what we refer to as "booked" work of $60 million. In addition, we have identified another $30 million of projects where there is a 70% chance of success or better.

     o VESSEL UTILIZATION: We expect the OCS market to be soft into the third quarter. Accordingly, utilization of the CDI vessels that work the mid-water Gulf is projected at 60%, with the shallow-water vessels of Aquatica at 50%, both down approximately 10% from 2001 activity levels. Utility of the DP fleet should remain strong with the Q4000 at 65% to 70% as the high margin well intervention market this vessel targets is still a year away.

     o CONSOLIDATED REVENUES: Range from $300 million to $330 million as revenues from Canyon and the three new DP vessels placed in service during the year offset lower gas and oil revenues and reduced activity levels on the OCS.

     o GAS AND OIL PRODUCTION: Planned well exploitation programs in 2002 should enable production of 9.0 BCFe to 10.0 BCFe from existing properties.

     o MARGINS: Consolidated margins are expected in the mid-20% range, with the decline from 29% in 2001 due to lower commodity prices impacting ERT margins and to a significant increase in insurance premiums.

     o TAX RATE: Projected at 35% although that rate could be lowered should the IRS concur with our position that costs associated with the construction of the Q4000 qualify as Research & Development expenditures for tax reporting purposes.

     o SG&A: Expected to run at 2001 levels: 8% to 9% of consolidated revenues.

     o INTEREST EXPENSE: After having gone the better part of five years without any significant debt or interest, our capital expansion program will result in interest expense of $9.0 million to $10.0 million in 2002.

     o GOODWILL: Cal Dive has a relatively small amount of goodwill on the balance sheet ($15 million at year-end 2001). The resulting $700,000 of annual amortization will not be required in 2002 due to the implementation of FAS142.

     o   SHARES OUTSTANDING: 33.0 million to 33.3 million fully diluted shares.

     o EPS: Diluted earnings per share are projected in a range of 85 to 95 cents.

2001 FOURTH QUARTER REPORT

                                                               February 18, 2002
TO OUR SHAREHOLDERS:

Two critical elements of our Deepwater strategy were set in place during Q4: the acquisition of Canyon Offshore and an LOI to participate in the Marco Polo Deepwater production facility. The purchase of Canyon adds a fleet of 19 remotely operated robotic vehicles, the support tool essential for all Deepwater operations. Canyon had an excellent year in 2001, generating EBITDA of $12.7 million on roughly $50 million of revenues. Ownership of the Marco Polo platform envisions an exciting expansion of a Deepwater Hub strategy designed to generate solid transmission returns with significant upside potential for Cal Dive construction work and ERT farm-in opportunities. Operationally the quarter was characterized by unusually strong vessel demand, penetration of a new geographic market, the large Nansen/Boomvang construction project, and cratering commodity prices. Margins were lower than they might have been due to our inability to complete the Intrepid (formerly Sea Sorceress) conversion in time to lay the umbilicals and flowlines at Nansen/Boomvang. Subcontracting the lay portion of this job resulted in $15 million of mostly pass-through Q4 revenues. 2002 will witness the deployment of $325 million worth of new CDI assets: our new flagship vessel, the Q4000; two world-class construction vessels: the Intrepid and Eclipse; and Canyon robotics. The decline in commodity prices will shift our expansion emphasis to production partnering opportunities.

FINANCIAL HIGHLIGHTS

Net income of $5.4 million represents 8% of Q4 revenues, a level of profitability that none in our peer group can match. Annual net income of $28.9 million is 20% better than our prior earnings record of $24.1 million set in 1998.

                                           FOURTH QUARTER                                  TWELVE MONTHS
                             ------------------------------------------     ------------------------------------------
                                                             INCREASE
                                 2001           2000        (DECREASE)          2001           2000         INCREASE
                             ------------   ------------   ------------     ------------   ------------   ------------
REVENUES                     $ 68,303,000   $ 51,297,000             33%    $227,141,000   $181,014,000             25%
NET INCOME                      5,368,000      8,766,000            (39)%     28,932,000     23,326,000             24%
DILUTED EARNINGS PER SHARE           0.16           0.27            (41)%           0.88           0.72             22%

* REVENUES: Contracting (Subsea and Salvage) volume doubled to $60.5 million as the DP fleet provided $38.3 million or 56% of the quarter's revenues, up from $13.8 million and 27% in Q4 a year ago. This improvement offset gas and oil revenues that were down 64% from Q4 last year.

* MARGINS: 21% is sequentially down from the 26% of Q3 due to a 22% decrease in commodity prices and ERT recording $1.0 million of exposure related to the Enron bankruptcy; in addition, we realized only 5% margins on Nansen/Boomvang.

* SG&A: $5.9 million compares to $6.5 million in Q4 a year ago. Tight cost control improved operating margins by two points as overhead ran 9% of annual revenues, down from 11% in 2000.

* LIQUIDITY: EBITDA of $15.5 million in Q4 took 12-month cash generation to an all-time record of $79 million (35% of revenues). That cash flow, coupled with beginning cash balances and $59.5 million drawn on the MARAD credit facility funded capital expenditures of $162 million, leaving $37.1 million of cash on hand at year-end subsequently that cash was quickly deployed in the Canyon acquisition which closed January 4.

OPERATIONAL HIGHLIGHTS

* DEEPWATER CONTRACTING: With virtually full utility of our DP fleet - 96% compared to only 56% a year earlier - we chartered a third-party DP vessel, the FISHER CAVALIER, to meet customer timing requirements. The WITCH QUEEN mobilized offshore Trinidad, a new geographic location for CDI, working for BP, British Gas and EOG. This area and the field where she worked are noted for riptides and surging currents that in the past have wreaked havoc for competitors in this region. In contrast, the WITCH QUEEN performed flawlessly, establishing a presence and reputation that was instrumental in securing the significant BP Bombax award for 2002. The Nansen/Boomvang project involved two subcontracted vessels (Global Industries' Hercules and Chickasaw), the MERLIN, FISHER CAVALIER and the UNCLE JOHN in December. The UNCLE JOHN was brought in for a very challenging assignment - recovery of pipe from 3,700 fsw and installation of four pipeline end termination sleds (PLETs), a first for CDI. The MERLIN was utilized 100% in Q4 and 73% for the year (vs. only 38% in 2000); this utility improved her gross profit contribution by $1.75 million. While the FISHER CAVALIER added much needed DP capacity, she was in such poor mechanical shape that repair costs ate up available margins. The MYSTIC VIKING spent the entire quarter working for Horizon/Pemex in Mexican waters, where she is now a much sought after construction vessel for her versatility and unique telescoping crane.

* WELL OPERATIONS: Our newly assembled team of well operation specialists, working in tandem with Alliance partner Schlumberger from the UNCLE JOHN work platform, tackled intervention projects at three subsea wells. Each job involved through-tubing, subsea well decommissioning operations employing slickline, E-line, cementing, coiled tubing and fluid handling services. A newly introduced campaign approach to multiclient projects enabled us to complete Q4 work for Kerr-McGee, Newfield and Exxon/Mobil in a single mobilization. The UNCLE JOHN worked every available day during Q4 and the entire year (93% utility) given her flexibility to perform both well intervention and marine construction operations. This highlights the need for the next generation MSV, the Q4000.

*     SHELF CONTRACTING: Our two saturation vessels (CAL DIVER I and CAL DIVER
      II), the CAL DIVER V, and general diving services all worked principally in support of the OCS Alliance with Horizon Offshore. Utility of 71% was quite strong for the quarter, up from 58% a year ago, as we worked to complete the 2001 construction season before the onset of winter weather. The Horizon Alliance and our work with that company in Mexican waters resulted in Horizon becoming our largest customer in 2001 at 18% of revenues. The shallow water operations of AQUATICA were characterized by great months in October and November before winter shut down the last month of the year. The acquisition of the PDNO assets and addition of two DSVs provided the basis for $37 million of 2001 revenues, an 80% improvement over the prior year. Major shallow water customers were Chevron, ExxonMobil and Energy Partners.

* PRODUCTION PARTNERING: Energy Resource Technology (ERT) muddled through a quarter of falling commodity prices. Our average realized natural gas price was $2.37 per mcf, only 41% of the $5.75 averaged in Q4 a year ago. Oil averaged just over $19 per barrel in contrast to $31.30 in the prior period. Production of 2.8 BCF equivalent, down from 3.7 BCFe in Q4 last year, took annual production to just under 14 BCFe without the benefit of significant acquisitions. An aggressive and successful exploitation program enabled ERT to come close to replacing reserves: 2001 closed with
      24.5 BCFe in contrast to 28.2 BCFe a year earlier. During the past nine years ERT has now delivered a 30% average annual return on capital employed.

* FORECAST: The attached Appendix provides our guidance for the year 2002 and first quarter. For the full year we estimate earnings in a range of 85 cents to 95 cents as the positive impact of doubling our DP fleet offsets reduced OCS construction activity levels, interest expense and insurance premium increases (5 cents) and lower commodity prices that could reduce the ERT contribution by 33%.

Respectfully submitted,

/s/ OWEN E. KRATZ          /s/ MARTIN R. FERRON         /s/ S. JAMES NELSON, JR.

/s/ Owen E. Kratz              Martin R. Ferron           S. James Nelson, Jr.
Chairman                          President                  Vice Chairman
Chief Executive Officer    Chief Operating Officer

                          CAL DIVE INTERNATIONAL, INC.


                COMPARATIVE CONSOLIDATED STATEMENTS OF OPERATIONS

                                              Three Months Ended Dec. 31,          Twelve Months Ended Dec. 31,
                                             ------------------------------       -------------------------------
(000's omitted, except per share data)           2001              2000               2001               2000
                                             ------------      ------------       ------------       ------------
Net Revenues:
      Subsea and Salvage                     $     60,525      $     29,635       $    163,740       $    110,217
      Natural Gas and Oil Production                7,778            21,662             63,401             70,797
                                             ------------      ------------       ------------       ------------
         Total Revenues                            68,303            51,297            227,141            181,014
Cost of Sales:
      Subsea and Salvage                           48,198            23,907            127,047             94,104
      Natural Gas and Oil Production                5,573             8,022             33,183             31,541
                                             ------------      ------------       ------------       ------------
Gross Profit                                       14,532            19,368             66,911             55,369
      Selling and Administrative                    5,886             6,519             21,325             20,800
      Interest (Income), net & Other                  387               222              1,290                554
                                             ------------      ------------       ------------       ------------
Income Before Income Taxes                          8,259            12,627             44,296             34,015
      Income Tax Provision                          2,891             4,069             15,504             11,555
      Minority Interest                                 0              (208)              (140)              (866)
                                             ------------      ------------       ------------       ------------
Net Income                                   $      5,368      $      8,766       $     28,932       $     23,326
                                             ============      ============       ============       ============

Other Financial Data:
      Depreciation and Amortization:
         Subsea and Salvage                  $      3,812      $      2,970       $     14,586       $     11,621
         Natural Gas and Oil Production             3,401             5,512             19,948             19,109
      EBITDA(1)                                    15,536            21,241             78,962             65,085
                                             ============      ============       ============       ============

Weighted Avg. Shares Outstanding:
      Basic                                        32,467            32,148             32,449             31,588
      Diluted                                      33,002            32,956             33,055             32,341
                                             ============      ============       ============       ============

Earnings Per Common Share:
      Basic                                  $       0.17      $       0.27       $       0.89       $       0.74
      Diluted                                $       0.16      $       0.27       $       0.88       $       0.72
                                             ============      ============       ============       ============

(1) The Company calculates EBITDA as earnings before net interest expense, taxes, depreciation and amortization. EBITDA is a supplemental financial measurement used by CDI and investors in the marine construction industry in the evaluation of its business.


                     COMPARATIVE CONSOLIDATED BALANCE SHEETS

ASSETS
(000'S omitted)                         Dec. 31, 2001   Dec. 31, 2000
                                        -------------   -------------
Current Assets:
      Cash and cash equivalents         $      37,123   $      47,462
      Accounts receivable                      56,186          44,826
      Income tax receivable                         0          10,014
      Other current assets                     20,055          20,975
                                        -------------   -------------
Total Current Assets                          113,364         123,277


Net Property & Equipment                      331,312         198,542
Goodwill                                       14,973          12,878
Other Assets                                   13,473          12,791
                                        -------------   -------------
Total Assets                            $     473,122   $     347,488
                                        =============   =============

LIABILITIES & SHAREHOLDERS' EQUITY

Current Liabilities:
        Accounts payable                $      42,252   $      25,461
        Accrued liabilities                    21,011          21,435
        Income tax payable                          0               0
        Current maturities of LT Debt           1,500               0
                                        -------------   -------------
Total Current Liabilities                      64,763          46,896

Long-Term Debt                                 98,048          40,054
Deferred Income Taxes                          54,631          38,272
Decommissioning Liabilities                    29,331          27,541
Shareholders' Equity                          226,349         194,725
                                        -------------   -------------
Total Liabilities & Equity              $     473,122   $     347,488
                                        =============   =============

This report and press release include certain statements that may be deemed "forward looking statements" under applicable law. Forward looking statements are not statements of historical fact and such statements are not guarantees of future performance or events and involve risks and assumptions that could cause actual results to vary materially from those predicted, including among other things, unexpected delays and operational issues associated with turnkey projects, the price of crude oil and natural gas, weather conditions in offshore markets, change in site conditions, and capital expenditures by customers. The Company strongly encourages readers to note that some or all of the assumptions upon which such forward looking statements are based are beyond the Company's ability to control or estimate precisely and may in some cases be subject to rapid and material change.